Joe’s Jeans Closes Merger with JD Holdings Inc.
to Acquire the Joe’s® Brand

LOS ANGELES, October 26, 2007 – Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) announced today that it has closed the previously announced merger of JD Holdings Inc. into the Company to acquire the Joe’s® brand. This merger was voted on and approved at the Company’s annual shareholder meeting held on October 11, 2007.

Marc Crossman, President and Chief Executive Officer of the Company, stated, “We are extremely pleased to announce the closing of this merger, which gives us ownership of one of the best premium denim brands in the market. The completion of this acquisition will now allow us to focus on growing and expanding the Joe’s® brand into a full contemporary collection as we move into 2008, which we firmly believe will bring long-term value to our shareholders.”

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks. More information is available at the company website at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions. Forward-looking statements in this press release include, without limitation, our ability to grow and expand the Joe’s® brand in the marketplace and our ability to bring long-term value to shareholders. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Joe’s Jeans Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s expectations in the domestic and international marketplaces; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Joe’s® brand; successful implementation of any growth or strategic plans; the extension or refinancing of any existing bank facilities and the restrictions any such extension or refinancing could place on the Company; the ability to obtain necessary financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Joe’s Jeans Inc.
Dustin A. Huffine
323-837-3727

Integrated Corporate Relations
Investors: Brendon Frey
Media: John Flanagan
203-682-8200